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                                                                Exhibit 23.1



The Board of Directors
4Front Technologies, Inc.

We consent to incorporation by reference in the registration statements (No. 333-27905) and (no. 333-43813) on Forms S-8 of 4Front Technologies, Inc. ("4Front") of our report dated April 27, 2000, relating to the consolidated balance sheets of 4Front and subsidiaries as of January 31, 2000, and 1999, and the related consolidated statements of operations, changes in Stockholders' equity, comprehensive income (loss), and cash flows for each of the years in the three-year period ended January 31, 2000, and all related schedules, which report appears in the January 31, 2000 annual report on Form 10-K of 4Front.

KPMG

London
27 April 2000